Exhibit 99.2

CONCENTRA GROUP HOLDINGS PARENT, INC.

RESTRICTED STOCK AWARD AGREEMENT

UNDER THE 2024 EQUITY INCENTIVE PLAN

This Restricted Stock Award Agreement (this “Agreement”) is made as of [Grant Date] (the “Grant Date”), between CONCENTRA GROUP HOLDINGS PARENT, INC., a Delaware corporation (the “Company”), and [Name of Grantee], an individual (the “Participant”).

WHEREAS, the Company has adopted the 2024 Equity Incentive Plan (the “Plan”), all of the terms and provisions of which are incorporated herein by reference and made a part hereof;

WHEREAS, the Company or a Subsidiary thereof has retained the Participant to provide valuable services to the Company or its Subsidiaries;

WHEREAS, in order to provide an incentive to the Participant in respect of the Participant’s employment with the Company or its Subsidiaries, the Company has approved and authorized the issuance of certain Shares to the Participant, subject to the terms of the Plan and this Agreement; and

WHEREAS, all capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

NOW, THEREFORE, in consideration of the services to be rendered by the Participant, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Participant agree to the terms and conditions set forth herein.

1.             Award of Restricted Stock. The Company hereby awards and issues to the Participant, effective as of the Grant Date, [Insert Number of Shares] Shares (the “Restricted Stock”).

2.             Vesting of Restricted Stock; Forfeiture.

a.            Vesting. Subject to the provisions of Sections 2(b) and 2(c) hereof, and the other provisions of this Agreement, the Shares of Restricted Stock shall vest on [Insert Vesting Dates] (each, a “Vesting Date”), subject to the Participant’s continuous employment or other service with the Company or its Subsidiaries through the applicable Vesting Date. The period beginning on the date hereof through and including the final Vesting Date shall be referred to herein as the “Restricted Period”.

b.            Committee Discretion to Accelerate Vesting. Notwithstanding the foregoing, subject to the terms and conditions of the Plan, the Committee may, in its sole discretion, provide for accelerated vesting of the Restricted Stock at any time and for any reason.

c.            [Termination Following a Change in Control. Change in Control vesting provisions to be determined on a case-by-case basis by the Committee.]

d.            Forfeiture of Restricted Stock. The unvested portion of the Restricted Stock shall immediately be forfeited to the Company and cease to be outstanding upon the termination of the Participant’s full-time employment with the Company or its Subsidiaries prior to the applicable Vesting Date for any reason, except as otherwise provided herein.

3.             Transferability. Shares of Restricted Stock which have not vested may not be sold, assigned, transferred, pledged, or otherwise disposed of under any circumstances during the Restricted Period, except that such Shares may be transferred to a Permitted Transferee who agrees in writing (in a form satisfactory to the Company and its counsel) to be bound by this Agreement to the same extent as the Participant. A “Permitted Transferee” means a member of a Participant’s immediate family, a trust for the benefit of the Participant or such immediate family members, a foundation in which such immediate family members (or the Participant) control the management of assets, or a partnership in which the Participant or such immediate family members are the only partners. Immediate family members include a Participant’s spouse and descendants (children, grandchildren and more remote descendants), and shall include step-children and relationships arising from legal adoption. The Restricted Stock shall not be subject to execution, attachment or similar process during the Restricted Period. Upon any attempt to transfer, assign, pledge, or otherwise dispose of the Restricted Stock during the Restricted Period contrary to the provisions of the Plan or this Agreement, or upon the levy of any attachment or similar process upon the Restricted Stock during the Restricted Period, the Restricted Stock shall immediately be forfeited to the Company and cease to be outstanding.

4.             Certain Tax Matters; Section 83(b). The Participant expressly acknowledges that vesting of the Restricted Stock, and the future payment of dividends with respect to the Restricted Stock, may give rise to “wages” subject to withholding. The Participant expressly acknowledges and agrees that the Participant’s rights hereunder are subject to the Participant’s promptly paying to the Company in cash, or by the delivery of Shares of the Restricted Stock acquired hereunder, all taxes required to be withheld in connection with such vesting or payment. If vesting is accelerated pursuant to the terms of this Agreement or the Plan, then the Company may, without the consent of the Participant or the Participant’s estate, use some of the Participant’s Shares acquired hereunder to satisfy the Participant’s tax withholding obligations. If the Participant properly elects (as required by Section 83(b) of the Code) within thirty (30) days after the issuance of the Shares of Restricted Stock to include in gross income for U.S. federal income tax purposes in the year of issuance the Fair Market Value of such Shares of Restricted Stock, the Participant shall pay to the Company or make arrangements satisfactory to the Company to pay to the Company upon such election, any federal, state or local taxes required to be withheld with respect to the Shares of Restricted Stock. If the Participant shall fail to make such payment, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the shares of Restricted Stock, as well as the rights set forth in this Section 4 hereof. The Participant acknowledges that it is the Participant’s sole responsibility, and not the Company’s, to file timely and properly the election under Section 83(b) of the Code and any corresponding provisions of state tax laws if the Participant elects to make such election, and the Participant agrees to timely provide the Company with a copy of any such election.

2

5.             Plan Governing. The Participant hereby acknowledges receipt of a copy of the Plan and accepts and agrees to be bound by all of the terms and conditions of the Plan as if set out verbatim in this Agreement. In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall control.

6.             Miscellaneous. This Agreement may be amended only by written agreement of the Participant and the Company and may be amended without the consent of any other person. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, representatives, heirs, descendants, distributees and permitted assigns. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

7.             Recoupment. Further to Section 20 under the Plan, the Participant acknowledges and agrees that the Company will be entitled to recoup compensation of whatever kind paid by the Company hereunder in accordance with the compensation recoupment policies set forth in the Company’s Corporate Governance Guidelines, the terms of which are available on the Company’s website. No recovery of any compensation under a policy as described herein or as required by law will be deemed to be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or a Subsidiary.

8.             Holding Period. Further to Section 20 under the Plan, the Participant acknowledges and agrees that the Restricted Stock shall be subject to the holding periods set forth in the Company’s Stock Ownership Guidelines, the terms of which are available on the Company’s website.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Grant Date.

CONCENTRA GROUP HOLDINGS PARENT, INC.	The Participant:

By:
Name:	[Name of Grantee]
Title:

3